UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2005

UCBH Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

555 Montgomery Street
San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 315-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 10.1

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On June 3, 2005, UCBH Holdings, Inc. and United Commercial Bank (herein collectively referred to as the “Company”) and Daniel Gautsch, Executive Vice President and Director of Enterprise Risk Management (the “Officer”), entered into a three-year Change in Control Agreement (“CIC Agreement”). The form of the CIC Agreement is attached as Exhibit 10.1.

     The CIC Agreement provides that commencing on the first anniversary date and continuing on each anniversary thereafter, the Company’s CIC Agreement may be renewed by the Board of Directors for an additional year. The CIC Agreement provides that in the event voluntary or involuntary termination follows a change in control of the Company, unless termination is for cause, the Officer or, in the event of death, the Officer’s beneficiary, would be entitled to receive a severance payment equal to three times the Officer’s highest annual compensation for the three years preceding the change in control. The definition of “annual compensation” includes base salary plus bonus. The Company would also continue, and pay for, the Officer’s life, medical and disability insurance coverage for thirty-six (36) months from the date of termination or resignation. The CIC Agreement also provides that if a change in control event has occurred and the Officer is terminated within thirty-six (36) months of the event, for any reason other than for cause (as defined in the CIC Agreements), the Officer shall be entitled to receive a severance payment equal to three (3) times the highest annual compensation (base salary plus bonus) due to the Officer over the three years immediately preceding the Change in Control and any unvested stock options and related limited rights and unvested awards granted to the Officer under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year. The Company would also continue the Officer’s life, health and disability insurance coverage for 36 months.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

The following exhibit is included with this Report:

Exhibit Number	Description
10.1	Form of Change in Control Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCBH HOLDINGS, INC.

Date: June 8, 2005	By:	/s/ Jonathan H. Downing

Jonathan H. Downing
Executive Vice President and Chief Financial Officer